EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about May 30, 2007, pertaining to the 2006 Stock Incentive Plan and the Leslie Street Non-Qualified Stock Option Agreement dated March 5, 2007, of Cortex Pharmaceuticals, Inc. of our report dated July 27, 2004, with respect to the financial statements for the year ended June 30, 2004 of Cortex Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

San Diego, California

May 29, 2007